EuroPacific Growth Fund

March 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset value	$115,000,000
K2) Maximum Fee Rate	0.397%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$401,070
Class B	$409
Class C	$9,565
Class F1	$80,946
Class F2	$246,323
Total	$738,313
Class 529-A	$15,092
Class 529-B	$37
Class 529-C	$1,947
Class 529-E	$646
Class 529-F1	$1,394
Class R-1	$1,693
Class R-2	$5,619
Class R-2E	$3
Class R-3	$67,452
Class R-4	$182,048
Class R-5	$180,948
Class R-6	$607,018
Total	$1,063,897

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6500
Class B	$0.1200
Class C	$0.2500
Class F1	$0.5900
Class F2	$0.7900
Class 529-A	$0.6300
Class 529-B	$0.0800
Class 529-C	$0.2500
Class 529-E	$0.5100
Class 529-F1	$0.7400
Class R-1	$0.2800
Class R-2	$0.2700
Class R-2E	$0.7800
Class R-3	$0.4900
Class R-4	$0.6500
Class R-5	$0.8000
Class R-6	$0.8200

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$11,853
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$14,280,945
D) Long - term debt securities including convertible debt	$721,197
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common Stock	$113,531,472
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$1,232
J) Receivables from portfolio instruments sold	$144,385
K) Receivables from affiliated persons	$0
L) Other receivables	$817,263
M) All other assets	$0
N) Total assets	$129,508,347
O) Payables for portfolio instruments purchased	$503,162
P) Amounts owed to affiliated persons	$78,462
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$416,635
S) Senior equity	$0
T) Net Assets of Common shareholders	$128,510,088

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	616,555
Class B	2,817
Class C	36,979
Class F1	136,369
Class F2	326,615
Total	1,119,335
Class 529-A	24,396
Class 529-B	382
Class 529-C	7,738
Class 529-E	1,268
Class 529-F1	1,953
Class R-1	5,926
Class R-2	20,103
Class R-2E	4
Class R-3	132,473
Class R-4	275,318
Class R-5	229,048
Class R-6	768,416
Total	1,467,025

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$49.91
Class B	$49.89
Class C	$48.75
Class F1	$49.67
Class F2	$49.82
Class 529-A	$49.41
Class 529-B	$49.07
Class 529-C	$48.38
Class 529-E	$49.00
Class 529-F1	$49.40
Class R-1	$48.14
Class R-2	$48.49
Class R-2E	$49.67
Class R-3	$48.93
Class R-4	$48.99
Class R-5	$49.85
Class R-6	$49.90

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$125,249,248